PROSPECTUS SUPPLEMENT NO. 8

Filed Pursuant to Rule 424(b)(3)

TO PROSPECTUS DATED SEPTEMBER 20, 2007

Registration No. 333-144886

WIZZARD SOFTWARE CORPORATION

Supplement No. 8

to

Prospectus dated September 20, 2007

This Prospectus Supplement No. 8 supplements and amends certain information contained in our Prospectus, dated September 20, 2007, as supplemented by Supplement Nos. 1 through 7 thereto, dated November 20, 2007; March 19, 2008; December 2, 2008; March 31, 2009; June 19, 2009; December 21, 2009; and February 11, 2010, respectively. This Prospectus Supplement No. 8 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and Supplement Nos. 1 through 7.  This Prospectus Supplement No. 8 is qualified by reference to the Prospectus and Supplement Nos. 1 through 7, except to the extent that the information in this Prospectus Supplement No. 8 supersedes the information contained in the Prospectus and Supplement Nos. 1 through 7.

A new final sentence is added to the second paragraph under the heading “Selling Security Holders,” to read as follows:

“* On February 26, 2010, the holders of all of our then-outstanding Preferred Stock executed a Waiver Agreement by which they agreed to waive the anti-dilution provision set forth in Section 7(b) of the Certificate of Designation of Preferences, Rights and Limitations of the Preferred Stock with respect to all issuances and repricings of the Company’s securities and all other applicable Dilutive Issuances as defined under such Section 7(b) from the date of Preferred Stock through August 31, 2010, and further waived their right to notice of such issuance during the same period of time.  Under the Waiver Agreement, the Company also agreed to reduce the conversion price of the 4,000 outstanding shares of Preferred Stock from $1.00 per share to $0.80 per share.”

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING OUR HISTORY OF OPERATING LOSSES.  SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 8 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 26, 2010.